EXHIBIT 99.1

AzurRx BioPharma Announces Positive Topline Data For Phase 2 MS1819 Combination

Therapy Trial in Cystic Fibrosis Patients with Severe Exocrine Pancreatic Insufficiency (EPI)

•         MS1819 and PERT combination therapy achieves primary and secondary outcome measure endpoints

•         Study data indicates clinically meaningful improvement in coefficient of fat absorption (CFA) primary endpoint

•         20-patient study suggests combination therapy may benefit cystic fibrosis patients with severe EPI

BOCA RATON, Fla., August 18, 2021 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (“AzurRx” or the “Company”) (NASDAQ: AZRX), a company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases, today announced positive topline results from its Phase 2 Combination Trial evaluating MS1819 in combination with the current standard of care, porcine-derived pancreatic enzyme replacement therapy (PERT), for the treatment of severe exocrine pancreatic insufficiency in patients with cystic fibrosis (CF).

Data collected from 20 patients indicated that MS1819 in combination with PERT led to clinically meaningful improvements in the primary efficacy endpoint, the Coefficient of Fat Absorption. Patients showed an average gain of more than six percentage points from baseline, compared to the five-point improvement in CFA cited by the clinical literature as clinically significant.1 The study also demonstrated positive improvements in weight gain and other secondary endpoints.

“This is a positive day for AzurRx, and with data from all 20 study participants in hand, our enthusiasm for the MS1819 program remains undiminished,” stated James Sapirstein, President and CEO of AzurRx. “Topline data clearly show that combining MS1819 to the daily dose of PERT had clinical benefits for all patients and improved quality of life. Our next step with the MS1819 program is to finalize development of a new enteric-coated microbead formulation, which we believe will enable more of the medication to reach the small intestine thereby enhancing its therapeutic potential.  Formulation work is expected to be completed prior to year-end.”

Mr. Sapirstein continued, “We owe a special thanks to the diligent investigators at our trial sites in Turkey and Hungary and the patients who volunteered to participate in the study despite the significant challenges posed by the COVID-19 pandemic. We would not be making this announcement today without the commitment of everyone involved.”

AzurRx is now developing a new enteric-coated microbead formulation for MS1819 and plans to initiate a bridging study in 2022 evaluating the formulation as a single-agent therapy. The goal of AzurRx’s MS1819 program is to develop a safe and effective means to control EPI, a debilitating gastrointestinal condition common to patients with cystic fibrosis that can result in numerous, life-altering complications, including malnutrition. Roughly 25% to 30% of refractory cystic fibrosis patients with severe EPI are unable to achieve adequate nutrition using PERT alone.

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James Pennington, M.D., Chief Medical Officer of AzurRx, commented, “A safe and effective therapy that allows CF patients to gain control over EPI, while diminishing the daily pill burden required with PERT-based medications, is an important medical need and a significant product opportunity. For many patients, PERT alone is insufficient, and the data from this Phase 2 trial suggest that MS1819 can improve fat absorption and other nutritional levels important for maintaining healthy weight, better pulmonary function and prolonged survival. Dr. Pennington continued, “We are very pleased with the results of the trial. From baseline, CFA increased by 6.57%, mean body weight increased by 3.75 pounds, stool weight decreased by 164 grams/day and the mean daily number of stools decreased by 0.43.  Overall safety was excellent, with no serious adverse events (SAEs) and only a few mild AEs. In addition, several patients reported that they felt considerably better after being on the MS1819-PERT combination for six weeks.”

The Phase 2 multi-center study was designed to investigate the safety, tolerability, and efficacy of escalating doses of MS1819, administered in combination with a stable dose of PERT. Twenty patients, 12 years of age or older, with severe EPI were treated with escalating doses of MS1819 (700mg, 1200mg, and 2240mg) once daily for 15 days per dosing level, in addition to their standard PERT regimen. Baseline CFA levels were measured in patients receiving only standard of care therapy, before beginning combination therapy. Trial eligibility required a CFA of less than 80%. The primary efficacy endpoint of the trial was improvement in CFA, and secondary endpoints of the study are improvements in the stool weight, stool consistency, number of bowel movements, the incidence of steatorrhea, and increase of body weight.

About the MS1819 Combination Therapy Trial

The digestive standard of care for both CF and chronic pancreatitis (CP) patients with EPI are commercially-available PERTs. Ideally, a stable daily dose of PERT will enable CF patients to eat a normal to high-fat diet and minimize unpleasant gastrointestinal symptoms. In practice, however, a substantial number of CF patients do not achieve normal absorption of fat with PERTs1,2. Achieving an optimal nutritional status, including normal fat absorption levels, in CF patients is important for maintaining better pulmonary function, physical performance and prolonging survival. Furthermore, a decline of body mass index around the age of 18 years predicts a substantial drop in lung function3,4.

A combination therapy of PERT and MS1819 has the potential to: (i) correct macronutrient and micronutrient maldigestion; (ii) eliminate abdominal symptoms attributable to maldigestion; and (iii) sustain optimal nutritional status on a normal diet in CF patients with severe EPI.

About MS1819

MS1819 is a recombinant lipase enzyme that is being developed for the treatment of exocrine pancreatic insufficiency associated with cystic fibrosis and chronic pancreatitis. MS1819, supplied as an oral, non-systemic, biologic capsule, is derived from the Yarrowia lipolytica yeast lipase and breaks up fat molecules in the digestive tract of EPI patients so that they can be absorbed as nutrients. Unlike the standard of care, the MS1819 lipase does not contain any animal products.

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About Exocrine Pancreatic Insufficiency

EPI is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in a patient’s inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible for greasy diarrhea, fecal urge and weight loss.

There are more than 30,000 patients in the U.S. with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation and approximately 90,000 patients in the U.S with EPI caused by chronic pancreatitis according to the National Pancreas Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ: AZRX) is a clinical stage biopharmaceutical company specializing in the development of targeted, non-systemic therapies for gastrointestinal (GI) diseases. The Company has a pipeline of two gut-restricted GI assets in three clinical indications. The lead therapeutic candidate is MS1819, a recombinant lipase for the treatment of exocrine pancreatic insufficiency (EPI) in patients with cystic fibrosis and chronic pancreatitis. AzurRx is also advancing two clinical programs using proprietary formulations of niclosamide, a small molecule with anti-viral and anti-inflammatory properties: FW-1022, for COVID-19 gastrointestinal infections and FW-420, for Grade 1 and Grade 2 Immune Checkpoint Inhibitor-associated colitis and diarrhea in advanced oncology patients. The Company is headquartered in Boca Raton, Florida with clinical operations in Hayward, California. For more information visit www.azurrx.com.

Forward-Looking Statement

This press release may contain certain statements relating to future results which are forward-looking statements. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether preliminary or interim results from a clinical trial will be indicative of the final results of the trial; the size of the potential markets for the Company’s drug candidates and its ability to service those markets; and the Company’s current and future capital requirements and its ability to raise additional funds to satisfy its capital needs. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

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For more information:

AzurRx BioPharma, Inc.
777 Yamato Road, Suite 502

Boca Raton, FL 33431
Phone: (561) 589-7020
info@azurrx.com

Media contact:

Tiberend Strategic Advisors, Inc.
Johanna Bennett / David Schemelia
(212) 375-2665 / (609) 468-9325
jbennett@tiberend.com / dschemelia@tiberend.com

References:

1 Brady, M.S et al, 2006, Journal of American Dietetic Association, 2006, 1181-1185.
2 Freedman, S.D., Am. J. Manag. Care, 2017; 23: S2220-S228
3 Littlewood, J. et al, 2006, Pediatric Pulmonology, 41:35-49
4 Engelen, M. et al, 2014, Curr. Opin. Clin. Nutr. Metab. Care; 17(6):515-520

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